Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-233260) of Enveric Biosciences, Inc. (formerly Ameri Holdings, Inc.) of our report dated April 21, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Jay Pharma, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in an exhibit, which is part of this Form 8-K, including all amendments thereto.

/s/ Marcum llp

Marcum llp

New York, NY

February 9, 2021